EX-10.4
                              Supplemental Letter Agreement

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                                  EXHIBIT 10.4

                                10th November 998

This letter is a supplement to the two agreements signed today between EHPC Ionisation Ltd and Wallace & Tierman Ltd, namely the Non Exclusive License to Manufacture a Non Patented Product arid the Exclusive Agreement to Develop the Ionisation Non Halogen Disinfection System Product.

In tile Non Exclusive License to Manufacture the indemnity provided by the Licensee. To the Licenser will be extended to include the warranties set out in clause 13 2a) arid 13 2b) of the draft full agreement.

In clause 4a) of the Non Exclusive License to manufacture 75% of the royalty shall be, deemed to be payable in respect of know how and flit' remaining 25% on account of patent applications.

Clauses covering confidentiality are to be added to both agreements as set out in clause 11 of the draft full agreement with the exception that clause 11.2 will terminate after the words Intellectual Property rights,

It is the intention of the parties that the draft Technology Know How, Manufacturing and Marketing Agreement will be concluded no litter that 10th May 1999.

If the full agreement is not completed by that date either party has the option to terminate the Non Exclusive License to Manufacture , Non Patented Product in accordance with the terms contained therein.

It is the intention that sales target, to be achieved by Wallace & Tierman and acceptable to both parties will be incorporated in the full agreement.

The full agreement will include provision for Wallace R, Tiernan to pay for a 50(degree)/0 share of the value of tile intellectual property rights (IPR) of the current product. Such payment shall not exceed (pound)250,000. If agreement ore the valuation cannot be achieved between the two partners a firm of professional valuers will be d to conduct a calculation

For EHPC Ionisation Ltd

For Wallace Tiernan Ltd

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